Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No.: 333-131607

HSI Asset Securitization Corporation (the "Depositor") has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC"). The Depositor has or will file with the SEC a registration statement (including a prospectus, any free writing prospectus and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the Offering Documentation from HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, New York 10018, Attn: HASCO 2006-HE2 or by calling (212) 525-8119.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed below, together with the Class M-10, Class P, Class X and Class R certificates. Only the classes of certificates listed below are offered by the prospectus supplement:

								Initial Certificate Ratings
Class	Related Loan Group	Initial Class Certificate or Class Notional Balance(1)	Initial Interest Rate(2)	Interest Rate Formula (up to and including the Initial Optional Termination Date)(3)	Interest Rate Formula (after the Initial Optional Termination Date)(4)	Principal Type	Interest Type	Fitch	Moody’s	S&P
A-IO	1, 2	$381,159,000(5)	1.5000%	1.500%(6)	1.500%(6)	Senior, Interest Only	Fixed Rate	AAA	Aaa	AAA
I-A	1	$384,335,000	5.4633%	LIBOR plus0.130%(6)	LIBOR plus0.260%(6)	Senior	Variable Rate	AAA	Aaa	AAA
II-A-1	2	$442,587,000	5.3833%	LIBOR plus0.050%(6)	LIBOR plus0.100%(6)	Senior	Variable Rate	AAA	Aaa	AAA
II-A-2	2	$128,811,000	5.4433%	LIBOR plus0.110%(6)	LIBOR plus0.220%(6)	Senior	Variable Rate	AAA	Aaa	AAA
II-A-3	2	$224,585,000	5.5033%	LIBOR plus0.170%(6)	LIBOR plus0.340%(6)	Senior	Variable Rate	AAA	Aaa	AAA
II-A-4	2	$63,784,000	5.5533%	LIBOR plus0.220%(6)	LIBOR plus0.440%(6)	Senior	Variable Rate	AAA	Aaa	AAA
M-1	1, 2	$53,362,000	5.5733%	LIBOR plus0.240%(6)	LIBOR plus0.360%(6)	Subordinate	Variable Rate	AA+	Aa1	AA+
M-2	1, 2	$47,263,000	5.6233%	LIBOR plus0.290%(6)	LIBOR plus0.435%(6)	Subordinate	Variable Rate	AA+	Aa2	AA+
M-3	1, 2	$28,207,000	5.6833%	LIBOR plus0.350%(6)	LIBOR plus0.525%(6)	Subordinate	Variable Rate	AA	Aa3	AA
M-4	1, 2	$25,156,000	5.7133%	LIBOR plus0.380%(6)	LIBOR plus0.570%(6)	Subordinate	Variable Rate	AA	A1	AA
M-5	1, 2	$22,870,000	5.7333%	LIBOR plus0.400%(6)	LIBOR plus0.600%(6)	Subordinate	Variable Rate	AA-	A2	AA-
M-6	1, 2	$23,632,000	5.8033%	LIBOR plus0.470%(6)	LIBOR plus0.705%(6)	Subordinate	Variable Rate	A	A3	A+
M-7	1, 2	$21,345,000	6.3333%	LIBOR plus1.000%(6)	LIBOR plus1.500%(6)	Subordinate	Variable Rate	A-	Baa1	A-
M-8	1, 2	$14,484,000	7.0833%	LIBOR plus1.750%(6)	LIBOR plus2.625%(6)	Subordinate	Variable Rate	BBB+	Baa2	BBB+
M-9	1, 2	$8,385,000	7.3333%	LIBOR plus2.000%(6)	LIBOR plus3.000%(6)	Subordinate	Variable Rate	BBB	Baa3	BBB+

(1)	Subject to variance of plus or minus 10%.

(2)	Reflects the interest rate used in the modeling assumptions.

(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer (at the direction of the depositor) can exercise the option to purchase the mortgage loans as described in the prospectus supplement under “The Pooling and Servicing Agreement—Termination; Optional Clean-up Call.”

(4)
Reflects the interest rate formula after the option to purchase the mortgage loans is not exercised by the master servicer (at the direction of the depositor) at the earliest possible distribution date as described in the prospectus supplement under “The Pooling and Servicing Agreement—Termination; Optional Clean-up Call.”

(5)
Initial notional balance. The Class A-IO certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional balance as described in the prospectus supplement under “Description of the Certificates—Distributions of Interest and Principal.” The Class A-IO certificates will not be entitled to interest payments after the distribution date in February 2008.

(6)	Subject to the applicable available funds cap limitation as described under “—Payments of Interest—Calculation of Interest Rate.”

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Scheduled Distribution Date(4)	Minimum Denominations(5)	Incremental Denomination	CUSIP Number	ISIN Number
A-IO	CM	24 Day	30/360	2/25/2008(6~	2/25/2008	$25,000	$1	44328B AA 6	US44328BAA61
I-A	DD	0 Day	Actual/360	12/25/2036	11/25/2012	$25,000	$1	44328B AB 4	US44328BAB45
II-A-1	DD	0 Day	Actual/360	12/25/2036	9/25/2008	$25,000	$1	44328B AC 2	US44328BAC28
II-A-2	DD	0 Day	Actual/360	12/25/2036	2/25/2009	$25,000	$1	44328B AD 0	US44328BAD01
II-A-3	DD	0 Day	Actual/360	12/25/2036	11/25/2012	$25,000	$1	44328B AE 8	US44328BAE83
II-A-4	DD	0 Day	Actual/360	12/25/2036	11/25/2012	$25,000	$1	44328B AF 5	US44328BAF58
M-1	DD	0 Day	Actual/360	12/25/2036	8/25/2010	$25,000	$1	44328B AG 3	US44328BAG32
M-2	DD	0 Day	Actual/360	12/25/2036	8/25/2012	$25,000	$1	44328B AH 1	US44328BAH15
M-3	DD	0 Day	Actual/360	12/25/2036	11/25/2012	$25,000	$1	44328B AJ 7	US44328BAJ70
M-4	DD	0 Day	Actual/360	12/25/2036	11/25/2012	$25,000	$1	44328B AK 4	US44328BAK44
M-5	DD	0 Day	Actual/360	12/25/2036	11/25/2012	$25,000	$1	44328B AL 2	US44328BAL27
M-6	DD	0 Day	Actual/360	12/25/2036	11/25/2012	$25,000	$1	44328B AM 0	US44328BAM00
M-7	DD	0 Day	Actual/360	12/25/2036	11/25/2012	$25,000	$1	44328B AN 8	US44328BAN82
M-8	DD	0 Day	Actual/360	12/25/2036	11/25/2012	$25,000	$1	44328B AP 3	US44328BAP31
M-9	DD	0 Day	Actual/360	12/25/2036	11/25/2012	$25,000	$1	44328B AQ 1	US44328BAQ14

(1)
CM = For any distribution date, the last business day of the calendar month immediately preceding the distribution date. DD = For any distribution date, the close of business on the business day immediately preceding the distribution date.

(2)
24 Day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs. 0 Day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or the closing date, in the case of the first distribution date) and ending on the calendar day immediately before the related distribution date.

(3)	Except in the case of the Class A-IO certificates, calculated as the distribution date in the month following the month in which the latest maturity date of any 30 year mortgage loan occurs.

(4)
Except in the case of the Class A-IO certificates, the expected final distribution date is based upon the applicable prepayment and modeling assumptions for the related loan group as described in the prospectus supplement under “Prepayment and Yield Considerations” and the assumption that the depositor directs the master servicer to exercise the option to purchase the mortgage loans at the earliest possible distribution date, as described in the prospectus supplement under “The Pooling and Servicing Agreement—Termination; Optional Clean-Up Call.”

(5)	With respect to the initial European investors, the underwriters will only sell offered certificates in minimum total investment amounts of $100,000.

(6)	After the distribution date in February 2008, the notional balance of the Class A-IO certificates will equal zero.